WINDSOR PARK PROPERTIES 4 CONSENT SOLICITATION STATEMENT

                               QUESTIONS & ANSWERS

1.       Q.       I DON'T WANT TO READ ALL THIS STUFF -- CAN  YOU  JUST  TELL ME
                  WHAT I'M VOTING ON?

         A. Two Proposals are being proposed in this Consent Solicitation Statement for approval of the Limited Partners.

                  Approval of the Proposals will permit the General Partners to proceed to sell its six partial Ownership Interests in properties and its single remaining wholly owned property to N'Tandem, an affiliate of the Partnership, and make liquidating distributions of approximately $43 per Unit to the Limited Partners.

2.       Q.       WHAT HAPPENS IF THIS IS APPROVED?

         A.       See Answer 1 above.

3.       Q.       WHAT HAPPENS IF THIS IS NOT APPROVED?

         A. If holders of a majority of Units fail to consent to the Proposals, it is expected that the General Partners will proceed to attempt to sell the Ownership Interests and remaining Property to unaffiliated third parties. The General Partners anticipate that selling such interests and winding up the Partnership would take at least one year and probably longer. Additionally, the General Partners believe it is likely that the prices paid by such third parties would be substantially discounted due to the fact that the Partnership owns only partial interests in six of the seven properties it has interests in, and that such sales are also likely to involve the payment of brokerage fees, thereby reducing liquidating distributions to Limited Partners.

4.       Q.       HOW MUCH ARE YOU GOING TO PAY FOR MY UNITS?

         A. No one is actually buying your Units in the proposed transaction. N'Tandem has agreed to buy all of the remaining assets of the Partnership, based upon the Appraised Values for the assets. The Partnership will then pay off its remaining liabilities and make final distributions to the Limited Partners. The General Partners estimate that the final distributions on the Units will be approximately $43 per Unit.

5.       Q.       WHAT DOES IT MEAN TO LIQUIDATE THE PARTNERSHIP?

         A. All partnerships are finite-life entities, which means that they are created to conduct business for a specified amount of time, which is known as the partnership term. Following the end of the term, the general partners of a partnership typically proceed to sell all of the partnership's assets, which is known as a liquidation, and to make liquidating or final distributions of cash to its partners.

6.       Q.       WHEN WILL I GET PAID?

         A. It is expected that the Sales will take place within 15 days of the Unitholders' consenting to the Proposals, and that liquidating distributions will be paid to the Unitholders within 30 days of the Sales. If the Unitholders consent by the specified consent date, it is expected that final distributions will be paid to Unitholders in August.

7.       Q.       WHAT RISKS ARE INVOLVED?

         A. Risk factors relating to the Proposals are set forth on pages 15 and 16 of the Consent Solicitation Statement and pages 4 and 5 in the Summary.

                  While the General Partners believe that it is important for the Unitholders to be aware of these, they note that they considered such risk factors in making their recommendation that the Unitholders vote for the Proposals, and that they concluded that the potential benefits of adopting the Proposals outweighed the potential risks.

                  See also Answer 11 below.

8.       Q.       WHAT OTHER OPTIONS DO I HAVE?

         A. As a practical matter, you only have a couple of options. First, you can consent to, withhold consent to, or abstain with respect to, the Proposals. If the holders of a majority of the Units consent to the Sales and the Plan of Liquidation, the General Partners will proceed with a liquidation of the Partnership and make liquidating distributions to the Unitholders estimated to be approximately $43 per Unit.

                  If holders of a majority of Units fail to consent to the Proposals, it is expected that the General Partners will proceed to attempt to sell the Ownership Interests and remaining Property to unaffiliated third parties. The General Partners anticipate that selling such interests and winding up the Partnership would take at least one year and probably longer. Additionally, the General Partners believe it is likely that the price paid by such third parties would be substantially discounted due to the fact that the Partnership owns only partial interests in six of the seven properties it has interests in, and that such sales are also likely to involve the payment of brokerage fees, thereby reducing liquidating distributions to Limited Partners.

                  Lastly, you can try to sell your Units in the Partnership. Unfortunately, no established trading market for the Units exists. Given the limited trading activity and limited demand for the Units, and recent sales prices of which we are aware, we don't think that's a very attractive option.

9.       Q.      WHAT  IF I  DON'T DO  ANYTHING  PERSONALLY, AM I BOUND  BY  THE
                 RESULTS OF THE SOLICITATION?

         A. If you don't do anything, you will be considered to have abstained from consenting to the Proposals, which has the same effect as withholding consent to them. In doing so, you are effectively leaving the decision to consent or not consent to the Proposals in the hands of the other Unitholders, but as a Unitholder you will be bound by the results of the Solicitation regardless of whether you send in your card.

10.      Q.       WHAT HAPPENED TO MY  INITIAL  INVESTMENT  OF  $100?  WHY AM  I
                  GETTING LESS THAN THIS AMOUNT NOW?

         A. Total distributions to the Limited Partners since the Partnership's inception have amounted to approximately $74.29 per Unit. As you may recall, in 1993 the Partnership sold various properties and distributed the proceeds. Final liquidating distributions to Limited Partners if the Sales are approved are estimated to be approximately $43.36 per Unit, giving total distributions to Limited Partners of $117.66 per Unit, versus an initial investment of $100 per Unit.

11.      Q.       WHY  HASN'T A  FAIRNESS  OPINION  BEEN  SOUGHT?  WHY WASN'T AN
                  INDEPENDENT  REPRESENTATIVE   APPOINTED?   WHY   WEREN'T   THE
                  APPRAISALS  UPDATED?  WHAT ABOUT ALL OF THESE RISK FACTORS AND
                  NEGATIVE  FACTORS   DESCRIBED  IN  THE  CONSENT   SOLICITATION
                  STATEMENT?  HOW CAN THE PROPOSED   TRANSACTION  BE FAIR  GIVEN
                  THESE FACTORS?

         A. The General Partners considered both positive and negative factors (all of which are described on pages 20 through 23 of the Consent Solicitation Statement) in reaching their determination that the Sales and the Plan of Liquidation are fair to the Limited Partners from both a financial point of view and from a procedural point of view.

                  In reaching their determination that the Proposals are fair to the Limited Partners from a procedural point of view, the General Partners concluded that the approval of the transaction by the Limited Partners was sufficient to insure that procedural fairness has been preserved for the Limited Partners.

                     The General  Partners also  believed  that the  potentially negative factors influencing procedural fairness were in each case mitigated by other factors or considerations, including the following:

o although the Managing General Partner and the Purchaser are under common control, the General Partners concluded that the common control allowed N' Tandem to offer deal terms that they believed would not be available from third parties;

o involvement in the transaction of independent or disinterested third parties to negotiate on behalf of the Limited Partners would have added to the cost of the overall transaction without necessarily providing any additional benefits to the Limited Partners;

o obtaining a fairness opinion would be duplicative of the Appraisals that were obtained in the transaction, and would have involved the payment of a significant fee;

o the General Partners believe that no material changes have occurred in the Properties or in the conditions of the market for manufactured home communities since the Appraisal dates that would result in higher values for the Properties; and

o the General Partners believed that marketing the partial Ownership Interests would have resulted in lower net proceeds and would have delayed the distribution of liquidating proceeds to the Limited Partners.

12.      Q.       WHEN WAS THE LAST APPRAISAL? WHY WEREN'T NEW APPRAISALS DONE?

         A. The Properties were last appraised in November and December of 1997. The Appraisals were not updated because of the Managing General Partner's belief that (i) the Appraisals continue to reflect the fair market value of the Properties, (ii) no significant events have occurred since that time which would cause the Appraised Values to be different, and (iii) no material developments have occurred that would cause the values of the Properties to be different than the Appraised Values.

13.      Q.       WILL I BE RECEIVING FUTURE DISTRIBUTIONS?

         A. No. The purpose of the liquidating distributions following the Sales is to distribute out to the Partners all cash remaining in the Partnership after payment of the Partnership's remaining liabilities. Accordingly, once such distributions are made, there will be no further distributions by the Partnership.

14.      Q.       WHY IS N'TANDEM PAYING OVER $8.4 MILLION  WHEN  THE  NET  BOOK
                  VALUE OF THE PARTNERSHIP'S ASSETS IS JUST OVER $5.2 MILLION.

         A. The purchases prices for the Ownership Interests and Property are based upon the Appraised Values of the Properties, which in this case exceeds their Net Book Value.

15.      Q.       INSTEAD OF CASH, CAN I GET STOCK IN N'TANDEM?

         A. No. When the General Partners structured the transaction they structured it so that all of the Unitholders would receive cash. They did so because they believed that the Unitholders would want cash, rather than other securities. Of course, if you want, you can always use your cash proceeds to buy shares in N'Tandem.

16.      Q.       WHY IS N'TANDEM WILLING TO BUY THE PROPERTIES "AS-IS", WITHOUT
                  REPRESENTATIONS AND WARRANTIES.

         A. The principal reason N' Tandem is willing to purchase the Properties "as-is" and without representations and warranties is because of N'Tandem's familiarity with the Properties due to the fact that The Windsor Corporation, which is the Managing General Partner of the Partnership, is also the Advisor to N' Tandem.

17.      Q.       WERE ANY OTHER THIRD PARTY OFFERS CONSIDERED?

         A. No third parties made offers with respect to the Ownership Interests or Property that were equal to the prices being paid by N'Tandem, other then with respect to the Harmony Ranch Property. The Partnership entered into a letter of intent with a third party buyer, but the buyer backed out as a result of flooding that occurred at the Property prior to closing. The net purchase price offered by such party was the same as the purchase price being paid by N' Tandem. Details of the offer are described on page 17 of the Consent Solicitation Statement.

         Q.       WHAT   ARE  THE  ADVANTAGES/DISADVANTAGES TO  ME  IF  THIS  IS
                  APPROVED?

         A. The principal advantage to Unitholders if the Sales and the Plan of Liquidation are approved is that they will receive liquidating distributions of approximately $43 per Unit promptly following approval of the Proposals and that they will no longer be subject to the risks inherent in their investment in the Partnership.

                  The Sales and the Plan of Liquidation also provide the Limited Partners with the following benefits and advantages:

o N' Tandem is willing to purchase all of the Ownership Interests and is paying the full Appraised Value for the Ownership Interests, without a discount for the fact that the Partnership owns only a minority ownership interest in the majority of the Properties, something the General Partners believe most third parties would be unwilling to do;

o Due to N' Tandem's Advisor's familiarity with the Properties, it is willing to purchase the Properties "as-is," and without representations and warranties from the Partnership;

o Because N' Tandem is buying the Ownership Interests in a single transaction, and is buying such Ownership Interests without representations and warranties from the Partnership, the General Partners will be able to wind up the Partnership, and make full liquidating distributions (without any holdback for future contingencies) promptly upon the approval of the Sales and the Plan of Liquidation by the Limited Partners;

o                 The Sales do not involve  any  brokerage  fees  payable by the
                  Partnership,   resulting  in  a  savings  to  the  Partnership
                  estimated to be between $356,153 and $712,306 (based upon brokerage fees of 3% to 6% typically paid by sellers of real properties).

              The principal disadvantages to the Limited Partners of the Sales and the Plan of Liquidation are that (i) the Sales and the Plan of Liquidation are subject to the risk factors identified in the Consent Solicitation Statement, (ii) that the Limited Partners will no longer receive the benefits of their investment in the Partnership (such as continuing distributions) and (iii) that the Sales and Plan of Liquidation are likely to result in taxable gain to Unitholders in an amount of $4.23 per Unit.

         Q. WHY ARE THE GENERAL PARTNERS PROPOSING THE SALES AND THE PLAN OF LIQUIDATION? HOW DO THEY BENEFIT THE GENERAL PARTNERS?

         A. The term of the Partnership expired in December 1997. Accordingly, the General Partners were required to develop a plan of liquidation for the Partnership's assets or extend the Partnership term. After considering the limited number of alternatives available to the Partnership, the General Partners determined that it was in the best interests of the Unitholders to sell the Ownership Interests and Properties to N' Tandem, an affiliate of the Partnership. However, in order to proceed with the Sales, N'Tandem needed it shareholders to approve the amendment of its Declaration of Trust which occurred in late October of last year.

                  If the Sales and the Plan of Liquidation are approved, the General Partners will receive 1% of the liquidating proceeds.

                  Additionally, they will receive certain other benefits and fees, all of which are described on page 14 of the Consent Solicitation Statement.

18.      Q.       WHAT ARE THE COSTS INVOLVED IN PROCEEDING  WITH THE SALES  AND
                  THE PLAN OF LIQUIDATION?

         A. The General Partners have estimated the costs in connection with the Consent Solicitation and the Sales and the Plan of Liquidation to be approximately $269,000. Most of these costs relate to work which will already have been done for the Partnership at the time of the mailing of the Consent Solicitation Statement. Accordingly, they will be incurred by the Partnership regardless of whether the Proposals are adopted. A breakdown of these expenses and calculations relating to the estimate of liquidating proceeds are set forth on page 20 of the Consent Solicitation Statement

19.      Q.       HOW DID CHATEAU AND N'TANDEM GET INVOLVED WITH THIS?

         A. Chateau first came into contact with the Partnership in 1992, when it began to supply on-site management services to the Partnership, and certain affiliates of the Partnership, and in September 1997, Chateau purchased all of the outstanding capital stock of The Windsor Corporation, the Managing General Partner of the Partnership. Chateau owns a 9.8% ownership interest in N' Tandem.


20.      Q.       WHERE  CAN  I  GET  A  COPY  OF  THE  UNITHOLDERS'  NAMES  AND
                  ADDRESSES?

         A. A list of names and addresses of Unitholders of the Partnership is available to any Unitholder who makes a request to the Partnership for the same. However, any recipient of a Unitholder list will need to comply with federal and state securities laws in connection with the use of the list.

21.      Q.       WHAT ARE MY TAX CONSEQUENCES?

         A. The combined effect of the Sales and the liquidation of the Partnership for Limited Partners who purchased Units in the original offering of Units is expected to be a net taxable gain to Limited Partners of approximately $4.23 per Unit.

22.      Q.       WHAT IS EACH OF MY UNITS WORTH TODAY?

         A. There is no established trading market for the Units, which makes it tough to come up with a market value for the Units.

23.      Q.       HOW MUCH HAVE I RECEIVED IN DISTRIBUTIONS TO DATE?

         A. Since the organization of the Partnership, total distributions to Limited Partners have amounted to approximately $14,506,800.00 (or an average of approximately $74.29 per Unit). If the Sales are completed, total distributions to Limited Partners will amount to approximately $22,974,419 (or an average of approximately $117.66 per Unit), compared to an initial purchase price for each Unit of $100.00.

                  Your actual past distributions on the Units will depend upon how long you have held such Units. Distributions by the Partnership in the past five years are set forth on page 12 of the Consent Solicitation Statement.

24.      Q.       HOW CAN I DISPOSE OF MY UNITS NOW (OR LATER)?

         A. As you are probably aware, a formal trading market for the Units does not exist. If the Proposals are approved, liquidating distributions (of approximately $43 per unit) will be paid to Unitholders, the Partnership will be liquidated and dissolved, and the Units will cease to exist.

25.      Q.       WHAT DO YOU THINK I SHOULD DO?

         A. The General Partners believe that the Sales and the Plan of Liquidation are in the best interests of the Limited Partners, and have recommended that Limited Partners consent to the Proposals.

                  In addition, the General Partners have stated that they believe that the terms of the Sales are fair to the Limited Partners from a financial point of view and from a procedural point of view.

                  The reasons for their recommending that the Limited Partners consent to the Sales and the Plan of Liquidation and their reasons for their belief that the Sales and the Plan of Liquidation are fair to the Limited Partners, are set forth in substantial detail on pages 20 through 23 of the Consent Solicitation Statement under the caption "Fairness of the Transaction; Recommendation of the General Partners." See also, Answer 17 above.

26.      Q.       WHAT ARE THE RESULTS SO FAR / HOW CLOSE IS THE VOTE?

         A. Under the SEC Proxy Rules, it's a violation for anyone to make a prediction about the results of any solicitation, so we can't really answer your question. What we can tell you however, is that the Unitholders we have heard from have been overwhelmingly positive, and that between ____% and ___% of all consent cards received have been from Unitholders who have consented to the Proposals The Partnership Agreement requires that a majority of the holders of Units consent to the Proposals. Accordingly, every consent counts, and we urge you to send in your consent cards as soon as possible.

27.     Q.        THE UNITS ARE IN MY HUSBAND'S AND MY NAME -- HE DIED LAST YEAR
                  -- WHAT DO I DO?

         A. The Partnership's attorneys have advised us that generally the beneficiary of the Units under your husband's will has the right to consent with respect to the Units on your husband's behalf if the estate has been fully probated. If not, the Executor or Executrix should be able to consent with respect to the Units on your husband's behalf. We would urge you, however, to call the lawyer who handled your husband's estate, to address your particular situation.

28.      Q.       I hold these Units in my IRA -- who needs to sign in order for the consent to be valid?

         A. You need to speak to your IRA Custodian or Trustee. They will either execute the consent with respect to the Units for you, or direct you to sign the consent with respect to the Units yourself.

29.      Q.       WHAT ADDITIONAL PAPERWORK DO YOU NEED  FOR  MY  CONSENT  TO BE
                  VALID?

         A. If the Units are solely in your name, the only thing you need to do is to fully fill out the consent card, sign and date it and enclose it in the pre-paid, pre-addressed envelope and mail or federal express the envelope to Arlen Capital LLC, the Partnership's Solicitation Agent with respect to the Proposals, for receipt by them no later than June 17, 1999.

                  If the Units are in multiple names, all Unitholders need to sign the consent card. Additionally, if someone other than the person who is the Unitholder of record is signing on behalf of such person, then we need evidence of the signing person's authority to do so, such as a copy of Power-of-Attorney, or letter of administration.



30.      Q.       HOW MANY UNITS DO I OWN?

         A. The records supplied to us by the Partnership's transfer agent show you as owning [number] Units as of the record date.


31.      Q.       WHAT  TOOK SO  LONG?  WHAT ABOUT THE RELATED  PARTY ASPECTS OF
                  THE TRANSACTION?

         A. The fact that the Partnership owns only a non-controlling partial ownership interest in six of the seven properties in which it has an ownership interest made it difficult for the Managing General Partner to find willing third-party buyers. After reviewing the alternatives, the General Partners determined that the best course of action was to wait for N' Tandem to complete its restructuring and then sell the Ownership Interests and remaining Property to N' Tandem. Fortunately, because of N' Tandem's familiarity with the Properties, and The Windsor Corporation, N' Tandem is willing to purchase the Ownership Interests for their full value based on the Appraisals, without representations and warranties from the Partnership, and without a discount for the fact that it is purchasing non-controlling partial ownership interests, something that the General Partners believe that few, if any, unaffiliated third parties would be willing to do.